EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES SETTLEMENT OF PATENT LITIGATION WITH MAJOR NETWORKING VENDORS

New York, New York-July 19, 2010-- Network-1 Security Solutions, Inc. (OTC BB: NSSI) announced today that it agreed to settle its patent litigation against Adtran, Inc., Cisco Systems, Inc. and Cisco-Linksys, LLC, (collectively, “Cisco”), Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc., pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1’s Remote Power Patent, U.S. Patent No. 6,218,930 (“Remote Power Patent”).

As part of the settlement, Adtran, Cisco, Enterasys, Extreme Networks and Foundry Networks each entered into a settlement agreement with Network-1 and agreed to enter into non-exclusive licenses for the Remote Power Patent (the “Licensed Defendants”).  Under the terms of the licenses, the Licensed Defendants agreed to pay to Network-1 an aggregate upfront payment of approximately $32 million and have also agreed to license the Remote Power Patent for its full term, which expires in March 2020.

In addition, Cisco agreed to pay royalties (beginning in 2011) based on its sales of Power over Ethernet (“PoE”) products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of Network-1’s Remote Power Patent, and the actual royalty amounts received may be less than the caps stated above.

The settlement with 3Com provides for a  dismissal of the litigation without prejudice.  The release covers sales of certain 3Com Power over Ethernet products sold through the date of the settlement.  In addition, Network-1 and 3Com’s parent, Hewlett Packard Corporation, agreed that the dismissal does not apply to Hewlett-Packard Power over Ethernet products and that any future litigation involving Network-1 and Hewlett Packard involving the Remote Power Patent will be in the United States District Court for the Eastern District of Texas.

Network-1 was represented in the litigation by Dovel & Luner of Santa Monica, California and Ward & Smith of Longview, Texas.

For more details about the settlement, please see the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

The Remote Power Patent relates to, among other things, delivering power over Ethernet cables to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VoIP telephones and network cameras.  In June 2003, the IEEE approved the 802.3af PoE Standard which led to the rapid adoption of PoE.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning the Company's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Company's Annual   Report on Form 10-K for the year ended December 31, 2009 including, among others, the ability of Network-1 to obtain license agreements from third parties for its patent portfolio, uncertainty of patent litigation, the Company's ability to achieve revenues and profits from its patent portfolio, the Company's ability to raise capital when needed, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, the Company expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Contacts:

    Network-1 Security Solutions, Inc.
    Corey M. Horowitz, 212-829-5770